Filed Pursuant to Rule 424(b)(5)

Registration No. 333-227167

PROSPECTUS

$25,000,000

Common Stock

We have entered into a Controlled Equity OfferingSM Sales Agreement, or sales agreement, with Cantor Fitzgerald & Co., or Cantor Fitzgerald, relating to shares of our common stock offered by this prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $25,000,000 from time to time through Cantor Fitzgerald acting as sales agent.

Our common stock is listed on The Nasdaq Global Market under the symbol “SCYX.”  On September 14, 2018, the last reported sale price of our common stock on The Nasdaq Global Market was $1.27 per share.

Sales of our common stock, if any, under this prospectus may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act. Subject to the terms of the sales agreement, Cantor Fitzgerald is not required to sell any specific number or dollar amounts of securities but will act as sales agent and use commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms between Cantor Fitzgerald and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Cantor Fitzgerald will be entitled to compensation at a fixed commission rate of 3.0% of the aggregate gross sales price per share sold. In connection with the sale of our common stock on our behalf, Cantor Fitzgerald may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cantor Fitzgerald may be deemed to be underwriting commissions or discounts.

Investing in our securities involves a high degree of risk. Before making an investment decision, you should review carefully and consider all of the information set forth in this prospectus and the documents incorporated by reference in this prospectus. See “Risk Factors” beginning on page 4 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 14, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under the shelf registration statement we may offer shares of our common stock, preferred stock, debt securities and warrants, including common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants, having an aggregate offering price of up to $175,000,000. Under this prospectus, we may offer shares of our common stock having an aggregate offering price of up to $25,000,000 from time to time at prices and on terms to be determined by market conditions at the time of offering.

We provide information to you about this offering of shares of our common stock in this prospectus, which describes the specific details regarding this offering. If information in this prospectus is inconsistent with documents incorporated by reference in this prospectus filed prior to the date of this prospectus, you should rely on this prospectus. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and in any free writing prospectus that we may authorize for use in connection with this offering. We have not, and Cantor Fitzgerald has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and Cantor Fitzgerald take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and Cantor Fitzgerald is not, making an offer to sell or soliciting an offer to buy our securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus, the documents incorporated by reference into this prospectus, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference into this prospectus, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus captioned “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety

i

of factors, including those described in “Risk Factors” and elsewhere in this prospectus and documents incorporated by reference into this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

This prospectus, including the information incorporated by reference into this prospectus, include trademarks, service marks and trade names owned by us or others. All trademarks, service marks and trade names included or incorporated by reference in this prospectus or any related free writing prospectus are the property of their respective owners.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision.  You should carefully read the entire prospectus and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.  You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

References in this prospectus to “SCYNEXIS”, “the Company,” “we”, “us” and “our” refer to SCYNEXIS, Inc., a Delaware corporation, and its consolidated subsidiaries, if any, unless otherwise specified.

SCYNEXIS, Inc.

Overview

SCYNEXIS, Inc. is a biotechnology company committed to positively impacting the lives of patients suffering from difficult-to-treat and often life-threatening infections by delivering innovative therapies. We are developing our lead product candidate, ibrexafungerp, formally known as SCY-078, as the first representative of a novel oral and intravenous (IV) triterpenoid antifungal family in clinical development for the treatment of several serious fungal infections, including vulvovaginal candidiasis (VVC), invasive candidiasis (IC), invasive aspergillosis (IA), and refractory invasive fungal infections (rIFI).  In July 2018, we announced that ibrexafungerp was approved by the World Health Organization’s International Non-proprietary Name group for SCY-078.  Ibrexafungerp is a structurally distinct glucan synthase inhibitor that has been shown to be effective in vitro and in vivo against a broad range of human fungi pathogens such as Candida and Aspergillus species, including multidrug-resistant strains, as well as Pneumocystis species. Candida and Aspergillus species are the fungi responsible for approximately 85% of all invasive fungal infections in the United States (U.S.) and Europe. To date, we have characterized the antifungal activity, pharmacokinetics, and safety profile of oral and IV formulations of ibrexafungerp in multiple studies. The U.S. Food and Drug Administration (FDA) has granted Qualified Infectious Disease Product (QIPD) and Fast Track designations for the formulations of ibrexafungerp for the indications of VVC, IC (including candidemia), and IA, and has granted Orphan Drug designations for the IC and IA indications.  These designations may provide us with additional market exclusivity and expedited regulatory paths.

Company Information

We were originally incorporated in Delaware in November 1999 as ScyRex, Inc.  We subsequently changed our name to SCYNEXIS Chemistry & Automation, Inc. in April 2000 and to SCYNEXIS, Inc. in June 2002.  Our principal executive offices are located at 1 Evertrust Plaza, 13th Floor, Jersey City, NJ 07302-6548, and our telephone number is (201) 884-5485.  Our website address is www.scynexis.com.  The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

Risk Factors Associated with Our Business

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary.  You should read these risks, and the risks incorporated by reference into this prospectus, before you invest in our common stock.  In particular, our risks include, but are not limited to, the following:

•

We have never been profitable, we have no products approved for commercial sale, and to date we have not generated any revenue from product sales. As a result, our ability to curtail our losses and reach profitability is unproven, and we may never achieve or sustain profitability;

•	We may continue to require substantial additional capital, and if we are unable to raise capital when needed we would be forced to delay, reduce or eliminate our development program for ibrexafungerp;
•

We cannot be certain that ibrexafungerp will receive regulatory approval, and without regulatory approval we will not be able to market ibrexafungerp. Regulatory approval is a lengthy, expensive and uncertain process;

•

Although both the oral and IV formulations of ibrexafungerp have been granted Qualified Infectious Disease Product status and Fast Track designation for VVC, IC, and IA, this does not guarantee that the length of the FDA review process will be significantly shorter than otherwise, or that ibrexafungerp will ultimately be approved by the FDA;

•

Delays in the commencement, enrollment and completion of clinical trials could result in increased costs to us and delay or limit our ability to obtain regulatory approval for ibrexafungerp or any future product candidates;

•

Clinical failure can occur at any stage of clinical development. Because the results of earlier clinical trials are not necessarily predictive of future results, any product candidate we or our current or potential future partners advance through clinical trials may not have favorable results in later clinical trials or receive regulatory approval;

•	We have limited experience in conducting clinical trials and have never submitted an NDA before, and we may be unable to do so for ibrexafungerp or any future product candidate we may seek to develop;
•

The environment in which our regulatory submissions may be reviewed changes over time, which may make it more difficult to obtain regulatory approval of any of our product candidates we may seek to develop or commercialize; and

•

Even if we are able to obtain regulatory approval of our product candidates, there is no guarantee that payors, physicians or patients will perceive the benefits of these product candidates as we do, or that they will be commercially successful.

The Offering

Common stock offered by us:	Shares of our common stock having an aggregate offering price of up to $25,000,000.
Common stock to be outstanding after this offering:

Up to 66,529,111 shares (as more fully described in the notes following this table), assuming sales of 19,685,039 shares of our common stock in this offering at an offering price of $1.27 per share, which was the last reported sale price of our common stock on The Nasdaq Global Market on September 14, 2018. The actual number of shares issued will vary depending on the sales price under this offering.

Manner of offering:	“At-the-market” offering that may be made from time to time through our sales agent, Cantor Fitzgerald. See “Plan of Distribution” on page 9.
Use of Proceeds:

We intend to use the net proceeds from this offering, if any, for working capital and general corporate purposes, including research and development expenses and capital expenditures. See “Use of Proceeds” on page 5.

Risk Factors:

You should read the “Risk Factors” section of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of factors to consider before deciding to purchase shares of our common stock.

Nasdaq Global Market Symbol:	“SCYX”

The number of our shares of common stock outstanding is based on 46,844,072 shares of common stock outstanding as of June 30, 2018, and excludes the following, all as of June 30, 2018:

•	4,076,415 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $4.43 per share;
•	101,425 shares of common stock issuable upon the vesting of outstanding restricted stock units;
•	up to an aggregate of 707,503 shares of common stock remaining available for future grants or issuance under our equity incentive plans, including our employee stock purchase plan; and

•	25,657,018 shares of common stock issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $2.12 per share.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described below and discussed under the heading “Risk Factors” contained in our most recent Annual Report on Form 10-K, and in our subsequent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering.  The risks described in these documents are not the only ones we face, but those that we consider to be material.  There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results.  Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.  If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed.  This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.  Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

Additional Risks Related to This Offering

Management will have broad discretion as to the use of the proceeds from this offering, and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

You may experience immediate and substantial dilution.

The offering price per share in this offering may exceed the net tangible book value per share of our common stock outstanding prior to this offering. Assuming that 19,685,039 shares of our common stock are sold in this offering, based on an assumed sale price of $1.27 per share, the last sale price of a share of our common stock on The Nasdaq Global Market on September 14, 2018, you will experience immediate dilution, representing the difference between the price you pay and our as adjusted net tangible book value per share as of June 30, 2018, after giving effect to this offering, of $0.04 per share. The exercise of outstanding stock options and other warrants may result in further dilution of your investment. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

You may experience future dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We do not intend to pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and currently do not plan to pay any cash dividends in the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Forward-looking statements include, but are not limited to, statements about:

•	our ability to successfully develop ibrexafungerp, including an IV formulation of ibrexafungerp;
•	our expectations regarding the benefits we will obtain from the oral and IV form of ibrexafungerp having been designated as a QIDP;
•	our ability to obtain FDA approval of ibrexafungerp;
•	our expectations regarding the devotion of our resources;
•	our expected uses of the net proceeds to us from any specific offering;
•	the expected costs of studies and when they will begin;
•	our ability to scale up manufacturing to commercial scale;
•	our reliance on third parties to conduct our clinical studies;
•	our reliance on third-party contract manufacturers to manufacture and supply commercial supplies of ibrexafungerp for us;
•	our expectations regarding the marketing of ibrexafungerp should we receive regulatory approval;
•	our estimates of our expenses, ongoing losses, future revenue, capital requirements and our needs for or ability to obtain additional financing;
•	our financial performance; and
•	developments and projections relating to our competitors or our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions intended to identify forward-looking statements.  These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties.  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  We discuss in greater detail many of these risks under the heading “Risk Factors” contained in this prospectus, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety.  Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments.  Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.  You should read this prospectus together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect.  We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We currently intend to use the net proceeds from the sale of the common stock offered by us hereunder, if any, for working capital and general corporate purposes, including research and development expenses and capital expenditures.

The amounts and timing of our use of the net proceeds from this offering will depend on a number of factors, such as the timing and progress of our research and development efforts, the timing and progress of any partnering and commercialization efforts, technological advances and the competitive environment for our products.  As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of the securities offered by us hereunder.  Accordingly, our management will have broad discretion in the timing and application of these proceeds.  Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term, interest-bearing instruments.

DIVIDEND POLICY

To date, we have paid no cash dividends to our stockholders, and we do not intend to pay cash dividends in the foreseeable future.  Under the terms of our Loan and Security Agreement with Solar Capital Ltd. (“Solar”), we cannot pay any dividends without the consent of Solar.

DILUTION

If you purchase common stock in this offering, your ownership interest will be diluted to the extent of the difference between the purchase price per share and the as adjusted net tangible book value per share after giving effect to this offering. We calculate net tangible book value per share by dividing the net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock. Dilution represents the difference between the portion of the amount per share paid by purchasers of shares in this offering and the as adjusted net tangible book value per share of our common stock immediately after giving effect to this offering. Our net tangible book value as of June 30, 2018, was approximately $57.8 million, or $1.23 per share.

After giving effect to the assumed sale of 19,685,039 shares of our common stock at a sale price of $1.27 per share, the last sale price of our common stock on The Nasdaq Global Market on September 14, 2018 our net tangible book value as of June 30, 2018, would have been $81.9 million, or $1.23 per share of common stock. This represents an immediate dilution in net tangible book value of $0.04 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed offering price per share			$1.27
Net tangible book value per share as of June 30, 2018		$1.23
Increase in net tangible book value per share attributable to new investors in offering	$	−
As adjusted net tangible book value per share as of June 30, 2018, after giving effect to this offering			$1.23
Dilution per share to new investors purchasing shares in this offering			$0.04

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options to purchase our common stock or outstanding warrants to purchase shares of our common stock.

Changes in the assumed public offering price of $1.27 per share would not affect our as adjusted net tangible book value after this offering because this offering is currently limited to $25,000,000. However, each $0.05 increase (decrease) in the assumed public offering price of $1.27 per share would increase (decrease) the dilution per share to new investors by approximately $0.04 per share, assuming that the aggregate dollar amount of shares offered by us, as set forth above, remains at $25,000,000 and after deducting the commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at the time of each offer and sale.

The above discussion and table are based on 46,844,072 shares of our common stock issued and outstanding as of June 30, 2018, and exclude the following, all as of June 30, 2018:

•	4,076,415 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $4.43 per share;
•	101,425 shares of common stock issuable upon the vesting of outstanding restricted stock units; and
•	up to an aggregate of 707,503 shares of common stock remaining available for future grants or issuance under our equity incentive plans, including our employee stock purchase plan; and

•	25,657,018 shares of common stock issuable upon the exercise of outstanding warrants with a weighted-average exercise price of $2.12 per share.

To the extent that options or warrants outstanding as of June 30, 2018, have been or are exercised, or other shares are issued, investors purchasing shares in this offering could experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of our amended and restated certificate of incorporation, and our amended and restated bylaws.

General

Our amended and restated certificate of incorporation provides for common stock and authorized shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.  Our authorized capital stock consists of 130,000,000 shares, all with a par value of $0.001 per share, of which 125,000,000 shares are designated as common stock and 5,000,000 shares are designated as preferred stock.

Common Stock

Voting Rights. Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, except as otherwise expressly provided in our amended and restated certificate of incorporation or required by applicable law.  Cumulative voting for the election of directors is not provided for in our amended and restated certificate of incorporation, which means that the holders of a majority of our shares of common stock can elect all of the directors then standing for election.

Dividends and Distributions.  Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Liquidation Rights.  Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of other claims of creditors.  The rights, preferences, and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Preemptive or Similar Rights.  Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions.  Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders.  Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.  The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control or other corporate action and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Outstanding Warrants

As of June 30, 2018, we had outstanding warrants to purchase an aggregate of 14,033 shares of our common stock with an exercise price of $45.61 per share, warrants to purchase an aggregate of 122,435 shares of our common stock with an exercise price of $3.6754 per share, warrants to purchase an aggregate of 13,313,625 shares of our common stock with an exercise price of $1.85 per share, warrants to purchase an aggregate of 7,988,175 shares of our common stock with an exercise price of $2.00 per share, and warrants to purchase an aggregate of 4,218,750 shares of our common stock with an exercise price of $3.00 per share.  Unless earlier exercised, these warrants will expire on the five year anniversary of our initial public offering with respect to the $45.61 warrants, on September 30, 2021 with respect to the $3.6754 warrants, on March 14, 2019, with respect to the $1.85 warrants, on March 8, 2023, with respect to the $2.00 warrants, and on June 24, 2021, with respect to the $3.00 warrants.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of our shares of common stock outstanding will be able to elect all of our directors.  Our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by consent in writing.  A special meeting of stockholders may be called only by a majority of our whole board of directors, the chair of our board of directors, or our chief executive officer.

Our amended and restated certificate of incorporation further provides that the affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of voting stock, voting as a single class, are required to amend certain provisions of our certificate of incorporation, including provisions relating to the size of the board, removal of directors, special meetings, actions by written consent and cumulative voting.  The affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required to amend or repeal our bylaws, although our bylaws may be amended by a simple majority vote of our board of directors.

The foregoing provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of our company by replacing our board of directors.  Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.  In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of our company.  These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy rights.  However, these provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of our company or our management.  As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

In general, Section 203 defines business combination to include the following:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•

upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Listing

Our common stock is listed on The Nasdaq Global Market under the trading symbol “SCYX.”

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.  The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.

PLAN OF DISTRIBUTION

We have entered into a Controlled Equity OfferingSM sales agreement with Cantor Fitzgerald & Co., or Cantor Fitzgerald, under which we may issue and sell shares of our common stock having an aggregate gross sales price of up to $25,000,000 from time to time through Cantor Fitzgerald acting as agent. The sales agreement has been filed as an exhibit to our Registration Statement on Form S-3 of which this prospectus forms a part.

Following delivery of a placement notice and subject to the terms and conditions of the sales agreement, Cantor Fitzgerald may sell our common stock by any method permitted by law deemed to be an at-the-market offering as defined in Rule 415(a)(4) promulgated under the Securities Act.  Subject to the terms of the placement notice, Cantor Fitzgerald may also sell our common stock by any other method permitted by law, including in privately negotiated transactions. We may instruct Cantor Fitzgerald not to sell common stock if the sales cannot be effected at or above the price designated by us from time to time. We or Cantor Fitzgerald may suspend the offering of common stock upon notice and subject to other conditions.

We will pay Cantor Fitzgerald commissions, in cash, for its services in acting as agent in the sale of our common stock. Cantor Fitzgerald will be entitled to compensation at a fixed commission rate of 3.0% of the aggregate gross sales price per share sold. Because there is no minimum offering amount required as a condition to close this offering, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time.  We have also agreed to reimburse Cantor Fitzgerald for certain specified fees and documented expenses, including the fees and documented expenses of its legal counsel in an amount not to exceed $50,000, as provided in the sales agreement.  We estimate that the total expenses for the offering, excluding compensation and reimbursements payable to Cantor Fitzgerald under the terms of the sales agreement, will be approximately $145,000.

Settlement for sales of common stock will occur on the second trading day following the date on which any sales are made, or on some other date that is agreed upon by us and Cantor Fitzgerald in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our common stock as contemplated in this prospectus will be settled through the facilities of The

Depository Trust Company or by such other means as we and Cantor Fitzgerald may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement. Cantor Fitzgerald will use its commercially reasonable efforts consistent with its normal trading and sales practices, to solicit offers to purchase the common stock shares under the terms and subject to the conditions set forth in the sales agreement. In connection with the sale of the common stock on our behalf, Cantor Fitzgerald may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of Cantor Fitzgerald may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Cantor Fitzgerald against certain civil liabilities, including liabilities under the Securities Act.

The offering of our common stock pursuant to the sales agreement will terminate as permitted therein. We and Cantor Fitzgerald may each terminate the sales agreement at any time upon ten days’ prior notice.

Cantor Fitzgerald and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M, Cantor Fitzgerald will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus.

This prospectus in electronic format may be made available on a website maintained by Cantor Fitzgerald, and Cantor Fitzgerald may distribute this prospectus electronically.

LEGAL MATTERS

Cooley LLP, Palo Alto, California, has passed upon the validity of the shares of our common stock offered hereby. Cantor Fitzgerald is being represented by Latham & Watkins LLP, San Diego, California.

EXPERTS

The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement.  Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document.  Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus.  Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus.  We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-36365):

•	our Annual Report on Form 10-K for the year ended December 31, 2017, which was filed on March 13, 2018;
•	the information specifically incorporated by reference into the Form 10-K from our definitive proxy statement on Schedule 14A which was filed on April 30, 2018;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which was filed on May 8, 2018;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which was filed on August 9, 2018;
•	our Current Reports on Form 8-K, filed with the SEC on February 15, 2018, March 5, 2018 (other than the information set forth under Item 2.02), March 7, 2018, and June 20, 2018; and
•

the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 19, 2014, including any amendments or reports filed for the purposes of updating this description.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC.  Information in such future filings updates and supplements the information provided in this prospectus.  Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

SCYNEXIS, Inc.

1 Evertrust Plaza, 13th Floor

Jersey City, NJ 07302-6548

(201) 884-5485

Attn:  Secretary

$25,000,000
Common Stock

PROSPECTUS

  September 14, 2018